Exhibit 3.39

FTI INVESTIGATIONS, LLC OPERATING AGREEMENT

A mend men I No. 001

THIS AMENDMENT No. 001 TO OPERATING AGREEMENT (this “Amendment”) of FTI INVESTIGATIONS, LLC, a Maryland limited liability company (the “Company”), is made and entered into as of January 5, 2006, by the persons set forth on Schedule A attached hereto and made a part hereof (the “Members”).

RECITALS

WHEREAS, the Company is a limited liability company that was formed as a limited liability company under the Maryland Limited Liability Company Act., MD. CORPS. & ASS’NS CODE ANN., §§4A-101 et. seq. (the “Act”) pursuant to Articles of Organization filed on May 19, 2005.

WHEREAS, an Operating Agreement was created on November 9, 2005 (the “Agreement”).

NOW THEREFORE, the Members wish to amend the Agreement as set forth below:

Michael J. Slattery, Jr. is hereby elected and appointed as an additional Manager of the Company.

As of January 5, 2006, the Managers of the Company shall be as follows:

Name

Jack B. Dunn, IV

Theodore I. Pincus

Dianne R. Sagner

Michael J. Slattery, Jr.

All remaining Sections of the Agreement shall remain the same.

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IN WITNESS WHEREOF, the undersigned has duly executed this Amendment as of the day and year first written above.

MEMBER:

FTI CONSULTING, INC.

By:

Name: Theodore I. Pincus

Title: Executive Vice President Chief Financial Officer

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Schedule A

Member, Address, and Membership Interest

Member and Address Membership Interest

FTI Consulting, Inc. 100%

909 Commerce Road

Annapolis, Maryland 21401

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